Exhibit (h)(7)

            [FORM OF FINANCIAL INSTITUTIONAL SELLING GROUP AGREEMENT]

ING PILGRIM SECURITIES, INC.
7337 E. DOUBLETREE RANCH ROAD
SCOTTSDALE, AZ  85258-2034
(480) 477-3000 OR (800) 334-3444

FINANCIAL INSTITUTION SELLING GROUP AGREEMENT

     We are a party to certain principal underwriting agreements with each of the Funds in the ING Pilgrim Group of Funds (hereinafter referred to as the "Funds") under which we serve as exclusive agent for the Funds for the sale of their shares of common stock or beneficial interest, as the case may be ("Shares"). The Funds and Share classes are listed on Schedule A hereto which we may amend from time to time. You have indicated that you wish to act as agent for your Customers in connection with the purchase, sale and redemption of Shares of those Funds which are qualified for sale in the states in which you have branch offices. We agree to honor your request, subject to the terms set forth below.

     1. (a) You represent and warrant to ING Pilgrim Securities, Inc. ("IPSI") that you are a "bank" as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 , as amended, (the "1934 Act") (or other financial institution) and not otherwise required to register as a broker or dealer under the 1934 Act or any state laws. You agree to abide by the laws, rules and regulations of those state and federal banking, or any other requlatory, authorities with appropriate jurisdiction over you, especially those regulations dealing with your activities as described under this Agreement. You further agree to abide by the provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the 1934 Act, and all applicable rules and regulations of the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers ("NASD"), including, without limitation, the NASD Conduct Rules, whether or not you are a broker or dealer subject to the jurisdiction of the SEC and the NASD. Because you will be the only entity having a direct relationship with any Customers in connection with securities purchases hereunder, you will be responsible in that relationship for ensuring compliance with all laws, rules and regulations as agreed above.

          (b) You confirm that you are not in violation of any banking law, rule or regulation as to which you are the subject and that the transactions contemplated under this Agreement will not result in any violations of any banking law, rule or regulation. You agree to notify IPSI immediately of any action by or communication from state or federal banking authorities, state securities authorities, the SEC, or any other party which may affect your status as a bank, or which may otherwise affect in any material way your ability to act in accordance with the terms of the Agreement. Any action or decision of any of the foregoing regulatory authorities or any court of appropriate jurisdiction which affects your ability to act in accordance with the terms of this agreement, including the loss of your exemption from registration as a broker or dealer, will terminate this Agreement effective upon IPSI's written notice of termination to you.

     2. In connection with all sales of Shares to your Customers you shall act as agent for your Customers, and in no transaction shall you have any authority, nor shall you hold yourself out as having any authority, to act as agent for any Fund or for us. You shall be responsible for opening, approving and monitoring Customers' accounts. You shall also be responsible for any and all credit that you may extend to Customers, to the extent such extension of credit is permitted under applicable rules and regulations, and for compliance with all regulatory requirements respecting such extension of such credit. You shall also be responsible for safeguarding Customers' funds and securities. All Shares will be held in book-entry form on the books of the Funds on behalf of your Customers, unless other instructions have been received. At no time will we have custody of any Customer's funds or securities.

     3. In connection with all sales of Shares to your Customers you shall deliver or cause to be delivered to such Customer, at or prior to the time of such purchase, a copy of the then-current Prospectus of the applicable Fund. You
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hereby represent that you understand your obligation to deliver a Prospectus to
Customers who purchase Shares pursuant to federal securities laws and you have taken all necessary steps to comply with such prospectus delivery requirements.

     4. The Customers are, for all purposes, your Customers and not Customers of IPSI. In receiving orders from you, on behalf of your Customers who purchase Shares, IPSI is not, and shall not be deemed to be, soliciting Customers. IPSI has no responsibility for determining whether a Fund, and which class of that Fund's Shares, is a suitable investment for your Customers. This responsibility is solely yours and you shall at all times use such care and diligence as may be reasonably necessary to assure that the Shares are suitable investments for the Customers, including, at a minimum, determining each Customers' financial and tax status and investment objectives, as well as such other information that may be useful or reasonable in making investment recommendations to a particular Customer.

     5. You will maintain all required books and records with respect to your securities business, your Customers and their transactions. You acknowledge that the responsibility for maintenance of such books and records is your responsibility and not that of IPSI.

     6. It is hereby understood that in all cases in which you place orders with us for the purchase and sale of Shares (a) you are acting solely as agent for the Customer; (b) the transactions are without recourse against you by the Customer; (c) as between you and the Customer, the Customer will have full beneficial ownership of the securities; (d) each such transaction is initiated solely upon the order of the Customer; (e) we shall execute transactions only upon receiving instructions from you acting as agent for the Customer or upon receiving instructions directly from the Customer; and (f) each such transaction is for the account of the Customer and not for your account.

     7. You agree that you will fulfill all regulatory requirements to supervise the activities of each of your employees, representatives and associated persons in a manner reasonably designed to achieve compliance with applicable securities and banking laws, rules and regulations. You further agree that responsibility for proper supervision shall rest with you and IPSI shall have no responsibility in this regard.

     8. Orders authorized by and received from you will be accepted by us only at the regular public offering price applicable to each order, as established by the then current Prospectus of the appropriate Fund, subject to the discounts defined in such Prospectus. Following receipt from you of any order to purchase Shares for the account of a Customer, we shall confirm such order to you in writing. You shall be responsible for sending your Customer a written confirmation of the order with a copy of the appropriate Fund's current Prospectus. All orders are subject to acceptance or rejection by us in our sole discretion. Unless other instructions have been given, the Funds' transfer agent will be responsible for preparing and mailing all periodic statements of ownership to your Customers and/or updates showing a Customer's account balance.

     9. The offering Prospectuses of the Funds and this Agreement set forth the terms applicable to sales of Shares of the Funds through you and all other representations or documents are subordinate. This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of Shares made in offering Prospectuses of the respective Funds, which in the event of any inconsistency between this Agreement and such Prospectuses shall control.

     10. Any sales charges and dealers' concessions will be as set forth in the current Prospectus of each Fund. For each order for Shares accepted by us, you will be entitled to receive the applicable commission as set forth in the respective Prospectuses. All commissions or concessions set forth in the Funds' Prospectuses are subject to change by us without notice and will comply with any changes in regulatory requirements.

     11. We are also authorized to pay you continuing service fees, with respect to the Shares of all the Funds, to compensate you for providing certain services for your clients such as processing purchase and redemption transactions, establishing shareholder accounts and providing certain information and

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assistance with respect to the Funds, provided you meet certain service-related criteria and have executed a "Service Agreement" which is available from us upon request.

     12. Where payment is due hereunder, we agree to send payment for concessions and securities to your address as it appears on our records. You must notify us of address changes and promptly negotiate such payments. Any such payments that remain outstanding for 12 months shall be void and the obligation represented thereby shall be extinguished.

     13. With respect to Funds which impose a Contingent Deferred Sales Charge ("CDSC"), we agree to compensate you at a specified rate as disclosed in each Fund's current Prospectus on purchase payments only for those shares which are subject to the CDSC at the time of investment. We reserve the right to reclaim any commission payment from you if we later determine a CDSC waiver (as described in the Prospectus) applied at the time of investment. We reserve the right to modify any CDSC waiver at any time. We will promptly notify each member of the Financial Institution Selling Group of any modification thereto.

     14. Any order by you for the purchase of Shares of the respective Funds through us shall be accepted at the time when it is received by us, and at the offering and sale price next determined, unless rejected by us or the respective Funds. In addition to the right to reject any order, the Funds have reserved the right to withhold Shares from sale temporarily or permanently. We will not accept any order from you which is placed on a conditional basis or subject to any delay or contingency prior to execution. The procedure relating to the handling of orders shall be subject to instructions which we shall provide to you from time to time. The Shares purchased will be issued by the respective Funds only against receipt of the purchase price, in collected funds subject to deduction of all commissions on such sale. Payment for Shares ordered from us may be in the form of a check, Federal Funds wire transfer or any clearinghouse agency that we may designate from time to time. Payment shall be made within three (3) business days after our acceptance of the order placed on behalf of your Customer, or such shorter time period as may be required by law. If payment for the Shares purchased is not received within such time period, we reserve the right to cancel the sale or, at our option, to sell Shares to the Fund at the then prevailing net asset value. In this event, you agree to be responsible for any loss, expense, liability or damage suffered by us and/or the respective Funds resulting from your delay or failure to make payment as aforesaid.

     15. You are obliged to date and time stamp all orders received by you and promptly transmit all orders to us in time to provide for processing at the price next determined after receipt of each order, in accordance with the Prospectuses. You are not to withhold placing with us orders received from any Customers for the purchase of Shares so as to profit yourself as a result of such withholding. You shall not purchase Shares through us except for the purpose of covering purchase orders already received from your Customers.

     16. You shall be solely responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your Customers for purchases, exchanges or redemptions.

     17. If your Customer's account is established without your Customer signing the application form, you represent that the instructions relating to the registration (including the Customer's tax identification number) and selected options furnished to the Fund (whether on the application form, in some other document, or orally) are in accordance with the Customer's instructions.

     18. If any Share is repurchased by any of the respective Funds or is tendered thereto for redemption within seven (7) business days after confirmation by us of the original purchase order from you for such security you shall forthwith refund to us the full commissions paid to you on the original sale.

     19. You shall not, if acting as principal, purchase any Share of any of the respective Funds from a record holder at a price lower than the net asset value next determined by or for the respective Funds' Shares. You shall, however, be permitted to sell any Shares for the account of a shareholder of the respective Funds at the net asset value less any applicable CDSC currently quoted by or for the respective Funds' Shares, and may charge a fair service fee for handling the transaction provided you disclose the fee to the record owner.

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     20. We shall furnish to you without charge reasonable quantities of offering Prospectuses, with any supplements currently in effect, Statements of Additional Information, copies of current shareholder reports of the respective Funds, and sales materials issued by us from time to time. You shall deliver copies of current shareholder reports, Prospectuses and any supplements to those of your Customers whose Shares are held in nominee name on the books of the Funds. In the purchase of Shares through us, you are entitled to rely only on the information contained in the offering Prospectus(es). You may not publish any advertisement or distribute sales literature or other written material to the public which makes reference to us or any of the Funds (except material which we furnished to you) without our prior written approval.

     21. You agree that you shall make no representations concerning Shares of any Fund except those contained in the applicable current Prospectus, Statement of Additional Information, and printed information subsequently issued by the appropriate Fund or by us as information supplemental to such Prospectus. You agree that you will not make Shares available to your Customers except under circumstances that will result in compliance with applicable Federal and State securities and banking laws.

     22. Shares sold hereunder shall be available in book-entry form on the books of the Funds' transfer agent unless otherwise determined by the appropriate Fund or by us.

     23. You shall make available Shares of the respective Funds only through us. In no transaction (whether of purchase or sale) shall you have any authority to act as agent for, partner of, or participant in a joint venture with us or with the respective Funds or any other entity having either a Selling Group Agreement or other agreement with us.

     24. All sales will be made subject to our receipt of Shares from the appropriate Fund. We reserve the right, in our discretion, without notice, to modify, suspend or withdraw entirely the offering of any Shares and, upon notice, to change the sales charge or discount or to modify, cancel or change the terms of this Agreement. You agree that any order to purchase Shares of the Funds placed by you after any notice of amendment to this Agreement has been sent to you shall constitute your agreement to any such amendment.

     25. Sales and exchanges of Shares may only be made in those states and jurisdictions where Shares are registered or qualified for sale to the public. We agree to advise you currently of the identity of those states and jurisdictions in which the Shares are registered or qualified for sale, and you agree to indemnify us and/or the Funds for any claim, liability, expense or loss in any way arising out of sale of Shares in any state or jurisdiction not identified by us as a state or jurisdiction in which such Shares are so registered or qualified. We agree to indemnify you for any claim, liability, expense or loss attributable to Shares not being registered or qualified in any state or jurisdiction identified by us as a state or jurisdiction in which such Shares are currently registered or qualified.

     26. We act solely as agent for the Funds, and are not responsible for qualifying the Funds or their Shares for sale in any state or jurisdiction. We also are not responsible for the issuance, form, validity, enforceability or value of the Shares.

     27. You agree that all of your activities shall be conducted in accordance with the Interagency Statement on Retail Sales of Non Deposit Investment Products, dated February 15, 1994, and any subsequent amendment thereto or superseding rules and regulations.

     28. Either of us, upon request of the other party, shall provide the other party with data or documents needed by the requesting party to carry out all allocated functions herein.

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     29. Each of us shall cooperate with all appropriate governmental or self regulatory authorities (including without limitation the SEC, NASD and state securities regulators) and shall permit such authorities reasonable access to books and records in connection with any inspection, inquiry or investigation relating to this Agreement or the transactions contemplated thereby.

     30. Each of us shall indemnify and hold harmless the other from and against any and all losses, claims, liabilities, expenses and damages (including any and all investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any investigation, claim, action, suit or proceeding, whether judicial, regulatory or private) to which a party may become subject as a result of any breach or default by the other party of any representation, warranty, covenant or other obligation set forth in this Agreement. In the event either of us is entitled to indemnification under this
Section 30 or any other provision of this Agreement, the indemnified party shall be entitled to engage counsel of the indemnified party's choice to represent it in all matters, and the indemnifying party shall upon request promptly advance all expenses incurred by the indemnified party with respect to any indemnified matter.

     31. Either of us may cancel this Agreement at any time by written notice to the other.

     32. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to the choice of law principles thereof. Jurisdiction and venue over any legal action brought hereunder shall reside exclusively in Phoenix, Arizona, and each party irrevocably submits to the jurisdiction of any state or federal court sitting in the City of Phoenix.

     33. In the event that any action, suit, arbitration or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom.

     34. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     35. This Agreement contains the entire understanding among the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous written or oral understandings and agreements among them regarding the subject matter of this Agreement. Except for those modifications described herein which shall be effective upon your delivery of an order for Shares following notice by us to you of a modification in the terms of this Agreement, this Agreement may not be amended except pursuant to a writing signed by the parties hereto. No failure or delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

     36. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

     37. The names of your Customers shall remain your sole property and shall not be used by us for any purpose except for regulatory, servicing and informational mailings in the normal course of business.

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This Agreement and the terms and provisions thereof shall become effective upon our receipt of a signed copy.

If the foregoing accurately reflects your understanding with respect to the subject matter of this Agreement, please execute this Agreement in duplicate and return one of the originals to us for our file.

Accepted this ________ day of _____________________, 20__ by:


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       Name of Institution                      Authorized Officer Signature

Address:                                     Print Name & Title of Officer:

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Accepted on behalf of ING Pilgrim Securities, Inc. by:


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                                    Signature

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                              Print Name and Title

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